Exhibit 5.1

Fort Lauderdale	One Southeast Third Avenue
Jacksonville	SunTrust International Center
Miami	28th Floor
Orlando	Miami, Florida 33131-1714
Tallahassee
Tampa	www.akerman.com
Washington, DC	305 374 5600 tel 305 374 5095 fax
West Palm Beach

May 6, 2005

SBA Communications Corporation

5900 Broken Sound Parkway N.W.

Boca Raton, FL 33487

Ladies and Gentlemen:

We have acted as counsel for SBA Communications Corporation, a Florida corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3, Registration No. 333-41308, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the public offering (the “Offering”) of 8,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, $.01 par value. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Fourth Restated Articles of Incorporation, as amended, and the Company’s Amended and Revised Bylaws; (2) resolutions of the Company’s board of directors authorizing the registration of the Shares to be sold, issuance of the Shares and related matters; (3) the Registration Statement and exhibits thereto; and (4) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

SBA Communications Corporation

May 6, 2005

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Akerman Senterfitt